Exhibit 99.1

NUVEEN INVESTMENTS

Moderator: TR Findlay

August 21, 2012—10:00 a.m. CT

TR Findlay: Good morning and welcome to the Nuveen Investments mortgage-backed securities markets and closed-end fund conference call. My name is TR Findlay; I’m the closed-end fund production specialist at Nuveen and I’ll be the moderator for today’s call.

Joining me today are Mike Garrett, Senior Vice President and Fixed Income Portfolio Manager at Wellington Management and David Lamb, Senior Vice President, responsible for Financial Modeling and Analysis here at Nuveen.

Wellington Management is the independent and unaffiliated sub advisor for the Nuveen Mortgage Opportunity Term Fund – ticker symbol JLS, and the Nuveen Mortgage Opportunity Term Fund 2, ticker symbol JMT.

Welcome Mike and Dave and thanks to you both for joining us today

MG: Thanks, TR

DL: Thank you TR

TR: Both JLS and JMT, originally 10-year term funds with roughly 7 years remaining, invest in non-agency residential mortgage-backed securities (or RMBS), commercial mortgage-backed securities (also known as CMBS), and other asset-backed securities. JLS and JMT also each have indirect mortgage-backed security investments through an investment in a feeder PPIP fund, which is the Public Private Investment Program for Legacy Assets, established by the United States Treasury Department in 2009. For more information about either JLS or JMT, please visit nuveen.com/cef.

Before we begin this conference call, we’d like to remind you that certain statements made during the call may be considered forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any of these forward-looking statements, due to numerous factors. These would include, but are not limited to, the effects of changes in market conditions, legal and regulatory developments, and other risks and uncertainties which are described more fully in the fund’s regulatory filings made with the SEC, including the annual and semi-annual reports of the funds.

I’ll also note important risks specific to this market at the end of this call. Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any of these forward-looking statements. For the latest public information, including second quarter 2012 fund-level commentary, please visit nuveen.com/cef and select JLS and JMT on the daily pricing page.

The call you’re listening to is expected to be available for replay on or before Thursday, August 23, 2012, and will remain available until the end of September.

Mike let’s begin with the Funds. Can you walk us through the Funds’ strategy and the sectors in which you’re investing?

MG:

The Funds are designed to generate attractive total returns through opportunistic investments in mortgage-backed, commercial and other asset-backed and agency securities, as mentioned at the outset of the call. Our investments focus seeks to take advantage of distressed assets and mispriced securities, including non-agency residential mortgages, commercial mortgage securities, the asset-backed sector as well as the agency mortgage-backed security sector. We think that the opportunities in these sectors remain attractive and that they offer quite competitive risk adjusted returns when combined in the context of a well diversified portfolio.

The portfolio’s holdings in residential mortgage-backed securities (RMBS) represent investments in pools of underlying residential mortgages. Individual mortgages are combined into a pool that is then divided into several classes, or tranches, of bond-like securities that are then sold to investors. The cash flows from these bonds come from the principal and interest payments of the underlying mortgages. The funds invest primarily in non-agency RMBS, though when we perceive value, we also invest to a lesser degree in RMBS issued by agencies such as Fannie Mae (FNMA) and Freddie Mac (FHLMC).

Commercial mortgage-backed securities (CMBS) also represent investments in large pools of mortgages; however the underlying assets in a CMBS trust are made up of commercial properties such as office buildings, shopping malls, and industrial warehouses. Similar to RMBS, CMBS pools are divided into tranches of bond-like securities with differing yields based on each tranche’s seniority within the pool that are sold to investors. The cash flows from these bonds also come from the principal and interest payments on the underlying mortgages, which are in turn funded by the income generated by the mortgaged properties.

While the majority of the portfolio is RMBS and CMBS, we also invest opportunistically in securities backed by other cash flow assets—such as automobile loans and credit card receivables.

TR: Since we’re discussing mortgage-backed securities Mike, can I ask you to provide an overview of the economic backdrop and the housing sector?

MG: Overall economic and housing fundamentals have not materially deviated from our original expectations when each fund was launched. Our investment strategy from the outset of the Fund had been based on the expectation that this recovery would be slow. For a decade leading up to the financial crisis, the housing market was over stimulated through low rates and non-standard mortgage lending, and the recovery will most likely play out over a number of years.

For a sustained recovery we believe we need to see improvement in three areas: employment, confidence and lending.

The financial health and stability of the US consumer is critical to housing demand and the future path of home prices. Simply put, when people are employed they are more willing and able to borrow for housing and to repay their debt. A sustained increase in employment would bring about household growth and spur increased demand for homes. So it’s encouraging to see that, despite some recent weakness, jobless claims are trending in a way that’s consistent with a slowly improving labor market.

In terms of confidence, I think sentiment is much more positive than it was, say, a year ago, when there was a contentious debate in Washington about raising the US debt ceiling.

We believe the ongoing support of the US government also bodes well for confidence in housing. The sector’s importance to the health of the broader economy is clearly recognized; after all, the Federal Reserve owns a lot more in mortgage-backed securities than it did five years ago. So, if housing showed signs of tipping into another serious downturn, it’s reasonable to expect that the Fed would once again take action to support the sector.

The beginnings of renewed home-price appreciation that we’re starting to see in some submarkets may spur further improvement in confidence, on the part of both investors and potential home buyers. You’re not likely to buy a home, or a security backed by homes, if you think home prices are dropping. Confidence that home price declines are slowing or nearing the bottom, we believe, will spur more demand for housing and in turn more lending. And, the market will stabilize further if people start to regard housing as a consumption good that has good value, rather than as a short-term investment to flip.

However, the caveat is today’s constrained lending environment. Many borrowers lack either the cash down payment or the necessary credit score to meet ever-tighter mortgage standards. Both originating lenders and the government-sponsored entities that bundle mortgages into marketable securities have been much more cautious in their underwriting since the crisis, and lenders face much greater scrutiny from regulators. In fact, tightened lending standards, along with excess supply coming onto the market, has been a big reason behind the rapid accumulation of “shadow” inventory — properties in foreclosure or kept off the market by owners waiting for higher prices.

But we’re starting to see modest improvement in credit availability through enhancements to government programs designed to encourage refinancing. These programs provide much-needed relief to strapped homeowners by boosting refinancings and expediting disposal of distressed properties. For investors, the silver lining to stricter underwriting is that the credit profile of buyers who succeed in getting mortgages has greatly improved since the early and mid 2000s.

Overall, the housing market remains vulnerable, but it has shown signs of improving. Existing home sales have been trending up since the second half of 2010, and after the price declines of the past several years, affordability is at an all time high. On a national average, home prices are rising on a year-over-year basis without government intervention for the first time since 2007 (In 2010, tax credits for first-time homebuyers temporarily buoyed home prices). Default rates continue to show strong year-over-year improvement. Interest rates are at record lows and the rental market is robust.

The deteriorating situation in Europe has also played a role in helping US housing and boosting confidence. On a relative basis, US housing appeals to investors as they consider the major alternatives—cash, bonds, equities, non-US developed economies and even emerging markets, some of which are slowing. Large inflows of capital from investors have added momentum to the Federal Reserve’s domestic initiatives to keep interest rates low for homebuyers and those who want to refinance.

TR: Mike, given this backdrop, how have mortgage-related assets performed relative to your expectations when the Funds were launched nearly 3 years ago?

MG: Market movement has been extremely volatile with the pricing of these assets generally moving in line with equities and the market’s overall appetite for risk assets. Importantly, recent volatility and price weakness can be attributed largely in part to outside factors such as macroeconomic concerns and technical supply pressure, not a shift in the underlying fundamentals of mortgage-related assets.

Pricing volatility can be more pronounced in the MBS sector because of the broad based downgrades from the rating agencies. As a result, this supply of downgraded assets does not have a source of natural demand, as few investors can purchase non-investment grade residential securities. In addition, many of these assets are not in a broadly-defined bond index. Given this lack of sponsorship, the sectors trade with a higher yield to attract capital.

From a collateral perspective, we regularly review the actual monthly performance of the collateral (i.e., defaults, voluntary prepays, and severities) and compare it to our modeled expectations. Performance of the collateral has moved largely in line with our anticipated scenarios. And it also makes intuitive sense to us, because these factors are driven by home prices. So, our projected estimates of home prices have been tracking close to what has been realized over the past few years, which meant that defaults, voluntary pre-payment speeds and severities that would be driven off those expectations have also tracked.

TR: I’d like to ask for a little more insight from you Mike, if I could. Can you speak to the changes in sector positioning within the Funds’ portfolios?

MG: The Funds continue to be positioned predominately in non-agency RMBS and CMBS, with an overweight to the residential assets. These assets trade with a wide bid-offer spread, so turnover is relatively low. We remain constructive on CMBS but continue to believe that the non-agency RMBS sector offers better relative value, and we have positioned the Funds accordingly. The Funds continue to be conservatively positioned within RMBS, with a bias to higher quality collateral. Our goal is to protect against downside risk in the event of a prolonged economic recovery and further deterioration in the mortgage market.

At the beginning of the year, the Funds were positioned with 71.5% in JLS and 69.9% in JMT in RMBS, and in CMBS, 15.8% for JLS and 17.4% for JMT. We are positive on our long-term outlook for CMBS, which is tracking our base case expectations, but we continue to believe that the non-agency RMBS sector offers better relative value. During the second quarter of 2012, we added to the portfolios’ residential exposure, selling commercial assets and moving into Prime and Alt-A residential securities with higher yield potential. With the reduction in CMBS, non-agency RMBS now makes up 74.9% and 74.5% of the total JLS and JMT portfolios, respectively, at the end of June 2012. The non-agency market continues to be the area where we are finding the best reinvestment opportunities.

Based on current valuations and our view of stable-to-improving fundamentals, to us, non-agency RMBS represents one of the more attractive sectors in the fixed income universe, even based on a conservative scenario of lackluster employment and a stable but not significantly improving housing market. The potential for home price appreciation and higher economic growth than that of the conservative scenario further enhances what we see as an already attractive return/risk tradeoff. We think the total return potential for the sector is very attractive and returns over the long term may be supported to a degree by the cash flows of the Funds’ assets.

TR: Thanks Mike. The Funds, of course, have a meaningful allocation to a Wellington PPIF fund. Now might be a great time to cover what PPIP is.

MG: In 2009, the US Treasury announced the creation of the Public-Private Investment Program (“PPIP”). PPIP was designed to encourage the transfer of certain illiquid legacy real estate-related assets off the balance sheets of financial institutions, in an effort to restart the market for these assets and to support the flow of credit and other capital into the broader economy. One of the components of PPIP was the “legacy securities” program, which called for the creation of eight Public-Private Investment Funds (“PPIFs”), such as Wellington

Management’s Master PPIF Fund. In these funds, privately raised capital and US Treasury capital are pooled together to facilitate the purchase of PPIP eligible assets. PPIP eligible assets consist of CMBS and RMBS issued prior to 2009 that were originally rated AAA. Recall that the directly-managed portions of JLS and JMT have a range of investable assets that is wider than the universe of investable assets permitted within the PPIP program.

TR: Mike, can you review the PPIP mandate and mechanics?

MG: Following the initial closings, which took place between September 30, 2009 and December 18, 2009, each PPIF has a three year investment period. During that period, the fund manager may draw down commitments for capital from investors and capital and leverage from the US Treasury, buy and sell eligible assets, reinvest any proceeds received and/or make certain distributions to investors. After the investment period’s expected ending in October 2012, each PPIF has up to five more years (which may be extended for consecutive periods of up to one-year each, up to a maximum of two years) to manage and dispose of investments – ideally, harvesting gains — in the PPIFs and to return proceeds to taxpayers and investors.

At the end of July, the Nuveen funds each received a small discretionary distribution of PPIF capital, representing harvested gains from the PPIF. Within JLS and JMT this capital, which represents between 1% and 2% of each Fund’s assets under management, is being re-deployed to the directly managed portion of each Fund’s portfolio just like any other portfolio cash received.

TR: Dave, what will that mean for Nuveen’s management of each Fund’s leverage?

DL: TR, the Funds planned for the terms of the PPIP program, and anticipated that as capital is received from the PPIF investment and the matching US Treasury leverage is also reduced, each Fund’s effective leverage would decrease. So, to maintain effective leverage within target bands at the fund level, the Funds have the flexibility to add leverage at the fund level, up to a maximum of 33% effective leverage, which also takes into account the leverage at the PPIF level. The Funds may use a variety of leverage forms, and of course we would note changes through the monthly web site updates to the Funds’ capital structure information.

TR: Thanks Dave. Mike, can you talk to us a bit about your outlook for the Funds?

MG: Improving fundamental trends coupled with attractive long-term yield potential lead us to believe we will continue to have good opportunities in the residential and commercial mortgage sectors that will be reflected in the Funds’ performance over the long term. As discussed, the US housing sector continues to improve. Affordability is at all-time highs, home sales are continuing to gain momentum, and inventories are slowly but steadily shrinking.

As we look forward, some of the key risks stem from factors that are external to the mortgage market itself. Legislative or regulatory changes intended to help distressed homeowners and foster recovery are one such factor. These changes have the potential to alter the nature of our investments and the cash flows we think we are buying. Fortunately, these types of changes have not happened yet.

We also continue to closely monitor headline risk. Examples include suggestions of a national refinancing program and the recently announced eminent domain proposal. The eminent domain proposal is an important recent development that we are tracking but, in our opinion, it is unlikely to be a market moving event. It is a proposal for government entities to seize underwater performing mortgage loans. We believe the proposal is unlikely to survive a judicial challenge and will most likely be tied up for years in public debate and legal action.

Despite those risks and the recent run up in pricing, we believe non-agency RMBS is still one of the more attractive sectors in terms of relative value among all fixed income sectors. We continue to believe that, in the long run, spreads between residential MBS yields and higher credit benchmarks will move tighter as the economy improves, but we feel that this will take longer than in previous business cycles. Going forward we expect that pricing will be volatile (as recent history would indicate), driven by imbalances between supply and demand, as well as an uncertain regulatory environment and the increased political rhetoric that is to be expected as we approach the upcoming presidential election. However, we believe the total return of the sector is still very attractive and returns over the long term will be stabilized by the high income generated by these assets.

TR: Thanks again for that Mike. Is there anything else you’d like to add on the mortgage backed market, or on JLS and JMT specifically?

MG: Yes. We would like to thank everyone listening to this call, we appreciate your support of the Funds, and for entrusting Nuveen and Wellington Management to invest on your behalf.

TR: Thanks again, Mike. I’d now like to share a brief performance overview for JLS and JMT. This data is for the period ending July 31, 2012 and is also found on the Fund performance tabs on the Nuveen web site.

The overall fund-level performance for JLS was 21.43% YTD and 8.84% since inception at net asset value, while overall performance for JMT was 23.10% YTD and 8.82% since inception at NAV.

For the one year period ending July 31, 2012, JLS returned 9.35% at NAV with a market price return of 17.21%, while JMT returned 9.85% at NAV and a market price return of 20.27%.

Now I’d like to turn the call over to Dave Lamb, for a review of the Funds’ distributions.

DL: Thank you TR. I would now like to briefly discuss the historical and current distribution levels for the Funds. As Mike mentioned earlier, the Fund’s direct investments in RMBS and CMBS provide cash flows to the Funds through interest and principal payments on the underlying mortgages. The Nuveen funds, as investors in the Wellington PPIP, also receive their allocable portion of income and gains on an annual basis from the partnership.

The income from both the direct investments and the PPIP, net of expenses, is what provide the basis for the Funds’ monthly distributions. While the market value of the portfolio’s underlying assets may be volatile at times, the cash flow generated by the Fund’s investments has been more stable and, to date, has resulted in relatively stable monthly distributions for the Funds.

For example, JLS declared its initial monthly distribution in February 2010 at an amount of seventeen point two five (17.25) cents per share. Today, the monthly distribution remains at 17.25 cents per share. JMT declared its initial distribution in May 2010 and held the monthly amount constant for 16 months, when in September 2011, the amount was increased by 3.3% to its current monthly level of also 17.25 cents per share.

The Funds strive to pay stable, attractive distributions on a monthly basis, and while each Fund has been able to achieve these goals since their launches in late 2009 and early 2010, there is no guarantee that this will continue in the future.

I would like to also highlight a few more historical and current distribution data points.

The original net asset value at inception for both JLS and JMT was $23.88. As of July 31st, 2012 the NAV was $24.14 for JLS and $24.28 for JMT.

The NAV for JLS was up 28 cents since inception on November 25, 2009 through July 31st while declaring $5.24 in total distributions over this time period.

For JMT, the NAV was up 40 cents, while declaring a total of $4.57 in distributions since its inception on February 23, 2010.

The total cumulative distributions since inception—expressed over each Fund’s original $23.88 net asset value—is 21.94% for JLS and 19.14% for JMT.

Another way of thinking about each Fund’s cumulative distributions – in light of the since inception performance TR just mentioned—that may be more meaningful for investors is, if a shareholder invested $10,000 at the $25 IPO price for each Fund, he or she would have received $2,096 in total distributions for JLS over the 32 months since inception, while JMT shareholders would have received $1,828 in total distributions over the 29 months since inception.

Today, both Funds have a monthly distribution amount of 17.25 cents per share. The annualized distribution rate for JLS is 8.38% using a July 31st, 2012 market price of $24.71, while for JMT the distribution rate is 8.29% on a $24. 98 market price as of the same date. Using the July 31st, 2012 NAV of $24.14 for JLS, the annualized distribution rate is 8.57%, and for JMT the distribution rate is 8.53% on a NAV of $24.28 as of the same date.

Again, that information is on the Nuveen web site as well. I believe that is enough distribution data for this call, so with that I will turn it back to TR.

TR: Thanks Dave. I would now like to open the call up for questions. Operator, can you open up the queue please?

— Question and Answer –

TR: Thank you, Mike and Dave for participating today and to those of you who called in, thank you for your time.

As I said, I would like to read a few disclosures as I promised earlier on.

The comments made today constitute the views and opinions of the presenters based on current market conditions. Information and opinions discussed on the call may be superseded and we don’t undertake any responsibility to update any of this information. The information discussed should not be relied upon as investment advice or recommendations, and is not intended to project the performance of any investment. Individuals should use other information sources when making an investment decision. Investing also always entails risks, including the possible loss of principal.

Historical distributions discussed in this call do not guarantee future distribution amounts.

There can be no assurance that any investment or asset class will provide positive performance over any specific period of time. Debt securities, like the mortgage-backed securities, are subject to interest rate risk and credit risk. When interest rates rise, fixed-rate bond prices fall. The credit risk is heightened for below-investment grade bonds and securities. The principal risks of JMT and JLS include: investment risk ,price risk leverage risk, tax risk, issuer credit risk, below investment grade risk, call/prepayment risk, limited term risk, risks related to the role of US treasury and Master PPIP Fund, and Mortgage-Backed Securities Risk. For detailed fund information, visit Nuveen.com. Shares of any closed-end fund may trade at prices higher or lower than the net asset value, and the value of any closed-end fund may, at any point in time, be worth less than the original investment. Fund shares are not guaranteed or endorsed by any bank, and are not federally ensured by the Federal Deposit Insurance Corporation.